Exhibit 99.1

MEDNAX Earns $1.32 Per Share for 2012 Third Quarter

Exceeds Third Quarter Earnings Guidance

Expects Fourth Quarter EPS of $1.27 to $1.32

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--November 1, 2012--MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, maternal-fetal, pediatric cardiology, other pediatric subspecialties and anesthesia physician services, today reported earnings of $1.32 per share for the three months ended September 30, 2012.

For the 2012 third quarter compared to the prior year period, MEDNAX reported:

  Revenue growth of 16 percent to $473.1 million;
  Net income growth of 13 percent to $65.9 million; and
  Cash flow from operations of $134.7 million.

“Our strong 2012 third quarter results underscore our continuing ability to effectively grow through the significant contributions we're generating from our ongoing acquisition program,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “These operating results demonstrate our financial strength, including our solid balance sheet and cash flow from operations, which gives us confidence as we pursue anesthesia as our future growth platform and continue to grow our operations across all our physician specialties. We are managing a very full and deep acquisition pipeline across anesthesia, as well as all of our physician specialties.”

For the three months ended September 30, 2012, MEDNAX’s net patient service revenue increased by 16.1 percent, to $473.1 million, from $407.7 million for the comparable prior-year period.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 13.6 percent, while same-unit revenue grew by 2.5 percent when compared to the 2011 third quarter.

Same-unit growth attributable to patient volume grew by 1.9 percent for the 2012 third quarter when compared to the prior-year period, and includes growth in our hospital-based neonatal and other pediatric physician services, primarily newborn nursery services, as well as anesthesia services, partially offset by declines in our office-based pediatric cardiology and maternal-fetal services. For the 2012 third quarter, same-unit neonatal intensive care unit (NICU) patient days increased by 3.7 percent when compared to the prior-year period.

Same-unit growth from net reimbursement-related factors was 0.6 percent. This was principally due to continued modest improvements in reimbursements received from third-party commercial payors as a result of the Company’s ongoing contract renewal processes, the flow through of revenue from modest price increases, and an increase in the administrative fees received from our hospital partners due to the expansion of our services as a result of internal growth initiatives, partially offset by a shift in payor mix to government payors from commercial payors, year-over-year.

The percentage of services reimbursed under government programs shifted by approximately 80 basis points toward a higher percentage of services reimbursed under government programs for the 2012 third quarter when compared with the prior-year period.

For the 2012 third quarter, operating income was $107.4 million, up 13 percent from $95.0 million for the prior-year period. Operating margin decreased to 22.7 percent for the 2012 third quarter, from 23.3 percent for the prior-year period, primarily as a result of an increase in operating expenses during the 2012 third quarter as compared to the 2011 third quarter and the variability in margins due to the mix of practices acquired since July 2011.

General and administrative expenses were 10.2 percent of revenue for the 2012 third quarter, an improvement of 36 basis points from 10.6 percent for the prior-year period.

MEDNAX generated net income of $65.9 million for the 2012 third quarter, or $1.32 per share based on a weighted average 49.8 million shares outstanding. This compares with net income of $58.2 million, or $1.19 per share for the 2011 third quarter, based on a weighted average 48.9 million shares outstanding.

For the nine months ended September 30, 2012, MEDNAX has generated revenue of $1.35 billion, up 13.7 percent from $1.18 billion for the prior-year period. Operating income for the first nine months of 2012 grew by 8.6 percent to $286.5 million, up from $263.9 million for the first nine months of 2011. MEDNAX earned net income of $174.8 million, or $3.53 per share through September 30, 2012, based on a weighted average 49.6 million shares outstanding, which compares to net income of $159.6 million, or $3.28 per share based on a weighted average 48.7 million shares outstanding for the first nine months of 2011.

At September 30, 2012, MEDNAX had cash and cash equivalents of $66.1 million and net accounts receivable were $250.5 million.

During the 2012 third quarter, MEDNAX generated cash flow from operations of $134.7 million. For the nine months ended September 30, 2012, MEDNAX generated cash flow from operations of $219.7 million.

MEDNAX also used $137.5 million of its cash during the 2012 third quarter to fund two anesthesiology and one pediatric cardiology group practice acquisitions and to make contingent purchase price payments for previously completed acquisitions. The anesthesiology group practices are located in Knoxville, Tennessee, and Leesburg, Virginia, while the pediatric cardiology practice is located in Austin, Texas.

A total of 10 physician group practices have been acquired through September 30, 2012, with five physician group practices becoming part of American Anesthesiology and five group practices becoming part of Pediatrix Medical Group.

2012 Fourth Quarter Outlook

For the 2012 fourth quarter, MEDNAX expects earnings will be in a range of $1.27 to $1.32 per share. This range assumes that total same-unit revenue for the three months ended December 31, 2012 will grow by 2.0 percent to 4.0 percent from the prior-year period. This same-unit growth forecast is expected to be divided between approximately one-half patient volume growth across all MEDNAX physician specialties and one-half net reimbursement growth, including improvements from commercial contract rates as well as variability in the mix of services reimbursed under commercial and government payor programs.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.T. November 15, 2012 by dialing 800.475.6701, access code 267063. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group that comprises the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 300 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, MEDNAX expanded into anesthesia services. Today, American Anesthesiology includes more than 1,200 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 1,900 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC. Condensed Consolidated Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net patient service revenue	$473,134	$407,665	$1,345,280	$1,183,350
Operating expenses:
Practice salaries and benefits	292,030	246,687	840,242	725,873
Practice supplies and other operating expenses	17,606	16,718	52,547	48,061
General and administrative expenses	48,200	43,010	143,269	127,510
Depreciation and amortization	7,925	6,213	22,725	18,026
Total operating expenses	365,761	312,628	1,058,783	919,470
Income from operations	107,373	95,037	286,497	263,880
Investment income	422	337	1,215	991
Interest expense	(624)	(1,056)	(2,026)	(2,955)
Income before income taxes	107,171	94,318	285,686	261,916
Income tax provision	41,261	36,077	110,882	102,278
Net income	$65,910	$58,241	$174,804	$159,638

Net income per common and common equivalent share (diluted)	$1.32	$1.19	$3.53	$3.28
Weighted average shares used in computing net income per common and common equivalent share (diluted)	49,809	48,935	49,570	48,683

Balance Sheet Highlights (in thousands)
(Unaudited)

	As of	As of
	September 30, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$66,124	$18,596
Short-term investments	5,765	4,139
Accounts receivable, net	250,507	230,388
Other current assets	80,410	84,150
Goodwill, other assets, property and equipment	2,130,163	1,935,375
Total assets	$2,532,969	$2,272,648

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$224,910	$234,535
Total debt	48,349	29,470
Other liabilities	310,601	277,627
Total liabilities	583,860	541,632
Shareholders' equity	1,949,109	1,731,016
Total liabilities and shareholders' equity	$2,532,969	$2,272,648

CONTACT:
MEDNAX, Inc.
David T. Parker, 954-384-0175, x-5300
Vice President, Investor Relations & Corporate Communications
david_parker@mednax.com